Exhibit 10.17
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN EXCLUDED.
Dear Lee,
Net Power, LLC (the “Company” or “Net Power”) is delighted to present to you this offer of full-time employment with the Company. The purpose of this letter is to briefly summarize the proposed terms and conditions of your employment.
Net Power offers you the full-time position of Chief Financial Officer reporting to the CEO, Danny Rice. You will work remotely from your home in Georgia and will be expected to work on average two weeks per month at Net Power’s corporate office in Houston, TX.
This offer is contingent on a start date of no later than 4/13/2026, or such other date as mutually agreed upon.
The starting annualized salary offered for this position is $420,000.00 per year, paid semi-monthly, subject to applicable withholdings and deductions. Your annual bonus target is 60% of your base salary. Your performance will be reviewed no less than annually, or at such time periods as may be determined by the Company. Based on that review, you may be eligible for an annual discretionary bonus dependent on Company, team, and individual performance, and subject to your continued employment through the date any annual bonus is paid. The Company agrees that your 2026 bonus will not be pro-rated based on your start date.
Your role is also eligible for an annual equity grant as a component of your total compensation. The target grant date value of your annual equity grant is 180% of your base salary, subject to the approval of the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”). The annual equity grant will be subject to the terms and conditions of the Company’s 2023 Omnibus Incentive Plan (the “Plan”) and the applicable award agreement approved by the Board or the Committee, including conditions relating to your continued service for vesting purposes. Nothing in this letter shall be construed to give you any rights to any amount or type of grant or award except as provided in an award agreement and authorized by the Board or the Committee.
In connection with the commencement of your employment, you will also receive a one-time equity award under the Plan. This equity award will consist of restricted stock units (“RSUs”) with a grant date value equal to $800,000.00, subject to your continued service with the Company through the applicable vesting date and such other terms and conditions as contained in the grant award. The RSUs will cliff vest three years from the date of grant. The Company agrees that for this sign-on equity grant any RSUs that remain unvested shall immediately become vested as of the date of your termination in the event that either: (1) your employment is terminated without cause; or (2) there is a change in control and your employment is terminated. This provision applies only to this sign-on equity grant.
Additionally, the Company agrees to provide you with a one-time cash sign-on bonus of $100,000.00, less applicable withholdings and deductions, payable within thirty (30) days after, and subject to the occurrence of, your start date. Should you voluntarily resign from employment with the Company within 12 months following your start date for any reason other than your permanent disability, as determined in the sole discretion of the Board or Committee, you agree to repay the Company the gross amount of the sign-on bonus, pro-rated based on the number of completed calendar months of your employment during such 12-month period. Repayment must be made within 60 days of your last day of employment.

Net Power offers generous employee benefits including:
• 3% Company contribution to the 401(k) plan (subject to the IRS maximum compensation cap), regardless of the employee's contribution
• Comprehensive medical coverage, including dental and vision insurance
• Short-term and long-term disability, and basic life insurance provided at no cost
This letter is an offer, not a contract, and will expire one week after the offer date unless you and the Company mutually agree to an extension of time. Please note that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause or prior notice.
Your acceptance of this offer and commencement of employment with the Company are contingent upon successfully passing a background check and receipt of a satisfactory drug screening test prior to your start date, as well as your acceptance and execution of the attached Net Power Confidentiality & Invention Assignment Agreement. The background check and drug screening test are managed by our vendor, Checkr. You will receive an email from Checkr with instructions and forms for both the background check and drug test. Please note that the drug test must be completed no later than 72 hours from the date of this letter. Your continued employment with the Company is also contingent upon acceptance of all Company policies and agreements, which you will receive during onboarding. The Company may withhold from any and all compensation and amounts payable under this letter or otherwise the amount of federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.
On your first day of employment, you will be provided with additional information about the objectives and policies, benefit programs, and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. Additional information about what is acceptable documentation will be provided during the onboarding process.
Lee, we are excited to have you join the Net Power team! If you have any questions, you may contact me or our CHRO, Amy Keyser, at [***] or [***].
Sincerely,
/s/ Danny Rice
Danny Rice
Chief Executive Officer
ACCEPTED AND AGREED:
By signing this letter, you represent you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company or that are in any way inconsistent with the terms of this letter. You further agree to execute any and all documentation necessary for the Company to verify your right to work in the United States and to conduct a background check, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.
/s/ Lee Shuman
Lee Shuman

Date Signed: 03 / 18 / 2026

Net Power, LLC
Employee Confidentiality and Invention Assignment Agreement
As a condition of my engagement and/or continued engagement as an employee (“Employee”) with Net Power, LLC, a Delaware limited liability company, or any of its current or future subsidiaries, affiliates, successors or assigns (Net Power, LLC acting for itself and its subsidiaries and affiliates, and together with its subsidiaries and affiliates as the context shall require, hereinafter “Net Power” or “Company”), and for good and valuable consideration (the sufficiency of which I hereby acknowledge), I agree to the following:
1.    Employment.
This Confidentiality and Invention Assignment Agreement (“Agreement”) applies to the services I have been providing and will provide in the future to Net Power as an Employee.
2.    Confirmation of Obligations.
I understand and agree that I have had obligations to the Company since the inception of my engagement as an Employee with the Company which are covered by and confirmed in this Agreement, including, but not limited to, the confidentiality and proprietary information protection requirements of the North Carolina Trade Secrets Protection Act (NC statutes, Chapter 66, Article 24) as well as the U.S. Defend Trade Secrets Act of 2016, as well as such practices and procedures of the Company as further set forth in this Agreement. By this Agreement, I am confirming and memorializing the terms of my agreements with, and obligations to, the Company in regard to the subject matters covered herein.
3.    Confidential Information.
(a)    Protection of Information. I agree, at all times during my engagement as an Employee and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Net Power to the extent necessary to perform any obligations I may have as an Employee of Net Power, and not to disclose to any person, firm, corporation or other entity, without authorization from Net Power, any Confidential Information (as defined below) that I obtain, access or create during the term of my engagement as an Employee, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I further agree not to make copies of such Confidential Information except as authorized by Net Power.
(b)    Confidential Information.
I understand that “Confidential Information” means information, and physical material not generally known or available outside Net Power that is maintained by Net Power under reasonable conditions of confidentiality or that a reasonable person knows or should understand to be confidential (by way of clarity, this includes information and physical material entrusted to Net Power in confidence by third parties). By way of example, Confidential Information includes, in any form and without limitation: (i)

Company Inventions (as defined below) and (ii) technical data, trade secrets, know-how, research, unpatented inventions, product or service ideas or plans, software codes and designs, developments, inventions, processes, formulas, techniques, engineering designs and drawings, hardware configuration information, laboratory notebooks, lists of, or information relating to, strategic partners, suppliers and customers (including, but not limited to, strategic partners, suppliers and customers of Net Power on whom I called or with whom I became acquainted during my engagement), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, and budgets.
(c)    Third Party Information. My agreements in this Section 3 are intended to be for the benefit of Net Power and any third party that has entrusted Confidential Information to Net Power in confidence.
(d)    Other Rights. This Agreement is intended to supplement, and not to supersede, any rights Net Power may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.
(e)    Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law. Moreover, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand that if I file a lawsuit alleging retaliation by Net Power for reporting a suspected violation of law, I may disclose such trade secret to my attorney and/or use the trade secret in a court proceeding, so long as the document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order.
4.    Ownership of Inventions.
(a)    Inventions Retained and Licensed. Except as disclosed in Schedule 1 hereto, I represent that there are no Inventions (as defined below) created solely or jointly by me after the date I first became employed by the Company that relate to the business of the Company and which I claim are within the scope of North Carolina General Statute section 66-57.1.
(b)    Use or Incorporation of Inventions. If during my engagement I use or incorporate into a product, process or machine any Invention not covered by Section 4(d) of this Agreement in which I have (or had, as the case may be) an interest, I will promptly so inform Net Power. Whether or not I give such notice, I hereby irrevocably grant to Net Power a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute under all applicable intellectual properties without restriction of any kind.
(c)    Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, method, procedure, process, technique, use, equipment, device, apparatus, system, design or configuration of any kind, or any improvement thereon. I understand that “Other Intellectual Property” means any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto or relating to Inventions. I understand that “Company Inventions and Other IP” means any and all Inventions and Other Intellectual Property that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of my engagement, or from the Inception Date, except as otherwise provided in Section 4(g) below.
(d)    Assignment of Company Inventions. I agree that I will promptly make full written disclosure to Net Power, will hold in trust for the sole right and benefit of Net Power (or its designee), and hereby assign to Net Power, or its designee, all my right, title and interest throughout the world in and to any and all Company Inventions and Other IP, free and clear of any liens, claims or encumbrances. Net Power (on behalf of itself or its designee) hereby accepts such assignment of the Company Inventions and Other IP. I further acknowledge that all Company Inventions and Other IP that are made by me (solely or jointly with others) within the scope of and during the period of my engagement are “works made for hire” (to the greatest extent permitted by applicable law) and I have received separate consideration therefor. I hereby waive and irrevocably quitclaim to Net Power or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions and Other IP. Any provision in this Agreement requiring assignment of rights to an Invention does not apply to any Invention that qualifies under North Carolina General Statutes Statute Section 66-57.1, which is reprinted in its entirety on Schedule 1.
(e)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions and Other IP. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks or any other format. The records will be available to and remain the sole property of Net Power at all times. I agree not to remove such records from Net Power’s place of business except as expressly permitted by Net Power policy which may, from time to time, be revised at the sole election of Net Power for the purpose of furthering Net Power’s business. I agree to deliver all such records (including any copies thereof) to Net Power at the time of termination of my engagement as provided for in Sections 5 and 6.
(f)    Patent and Copyright Rights. I agree to assist Net Power, or its designee, at its expense, in every proper way to secure Net Power’s, or its designee’s, rights in the Company Inventions and Other IP in any and all countries, including the disclosure to Net Power or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Net Power or its designee(s) shall deem necessary in order to apply for obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to Net Power or its designee, the sole and exclusive right, title and interest in and to such Company Inventions and Other IP. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of my engagement and until the expiration of the last such intellectual property right to expire in any country of the world. Net Power acknowledges that if I am a citizen of a country other than the United States of America, I may be required to obtain a foreign filing license prior to filing any patent application outside of the country of my citizenship, and the parties agree to take appropriate steps to assist in obtaining such a foreign filing license should one be necessary. I hereby irrevocably designate and appoint Net Power and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead with full Power of Attorney rights, to execute and file any such applications, specifications, oaths, assignments, recordations, and all other instruments which Net Power or its designee shall deem necessary and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of inventions, applications for patent, letters of patents, copyright, mask work and other registrations related to such Company Inventions and Other IP, including but not limited to transfer to Net Power of any and all rights I may have as a sole or joint inventor in relation to Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.
(g) Exception to Assignments. I understand that the Company Inventions and Other IP will not include, and the provisions of this Agreement requiring assignment of inventions to Net Power do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state or foreign law, if any.
5.    Company Property; Returning Company Documents.
I agree that, at the time of termination of my engagement, I will deliver to Net Power or destroy, as directed by Net Power (and will not keep in my possession, recreate or deliver to anyone else), any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to my engagement or otherwise belonging to Net Power.
6.    Termination Certification.
In the event of the termination of my engagement (whether in the future or in the past), I agree to sign and deliver the “Termination Certification” attached hereto as Schedule 2; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.
7.    Notice to Third Parties.
I understand and agree that Net Power may, with or without prior notice to me and during or after my engagement, notify third parties of my agreements and obligations under this Agreement.
8.    At-Will Engagement.
I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between Net Power and me, my engagement with Net Power is at-will, meaning that either I or Net Power may end my engagement at any time, with or without notice.
9.    Representations and Covenants.
(a)    Facilitation of Agreement. I agree to execute promptly, both during and after the end of my engagement, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon Net Power’s written request to do so.

(b)    No Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach (and has not breached) any agreement I have entered into or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during my engagement. I will not disclose to Net Power or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce Net Power to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I represent that I have not entered into any agreement that continues to be effective (e.g., noncompetition agreement, non-solicitation of customers agreement, non-solicitation of employees agreement, confidentiality agreement, inventions agreement, etc.), with a current or former customer, employer, or any other person or entity, that may restrict my ability to provide Services to Net Power or my ability to recruit or engage customers or service providers on behalf of Net Power, or otherwise relate to or restrict my ability to perform my duties for Net Power or any obligation I may have to Net Power, or which is in competition with Net Power. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement or that would cause a breach of the representations above, which representations shall be deemed repeated each day of my engagement.
(c)    Duty to Net Power. For such time during my engagement as I am providing (or did provide, as the case may be) Services to Net Power, I will (or did, as the case may be) devote my full time and undivided attention during normal business hours (or such lesser time as shall be provided in written agreement between me and Net Power) to the business and affairs of Net Power; provided that I may (or did, as the case may be) (i) manage my personal investments for entities that are not a Competing Business; (ii) serve on Boards of Directors, Boards of Trustees or in other volunteer capacities for charitable and other non-profit organizations, provided Net Power does not determine such service to detract from the mission or reputation of Net Power; (iii) serve as a director for no more than two for-profit entities that are not a Competing Business; and (iv) perform part-time consulting services (and receive compensation for such services) in a manner that does not interfere with the performance by me of my duties and responsibilities under any agreement between me and Net Power. Further, I acknowledge and agree that I have unique knowledge and know-how that I gained by virtue of my position at Net Power and that I cannot put myself in a position to use that unique knowledge and know-how for the benefit of a Competing Business. A “Competing Business” means, at any point in time, a business that is engaged in the technology commercialization of, or in the research, development, manufacture, sale, license, distribution or marketing of, any product or process that seeks to displace (or, if successful, could reasonably be expected to reduce the sales of) a product or process being developed, manufactured, sold, licensed, distributed, or marketed by the Company or any of its Subsidiaries as a substantial line of business as of such point of time (a “Competing Device or Process”), unless the Board determines that such business is not a Competing Business. In addition, I hereby agree to disclose to Net Power any matters or relationships of actual or potential conflict, and I will maintain and comply with any conflicts plan agreed to by me and Net Power.
(d)    North Carolina Rule of Professional Conduct Exemption. By way of clarity, Section 9(c) is not applicable to service providers or employees acting in a primarily legal capacity and nothing in this section shall restrict an attorney’s right to practice or otherwise be interpreted in any way to be contrary to North Carolina Rule of Professional Conduct 5.6.
(e)    Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

10. General Provisions.
(a)    Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of North Carolina without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of North Carolina, county of Durham. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
(b)    Entire Agreement. This Agreement supersedes any agreement between us that covers any of the topics set forth herein and to the extent there is any conflict between this Agreement and any other agreement, this Agreement shall govern. This Agreement sets forth the entire agreement and understanding between Net Power and me relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. Net Power shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of Net Power, it being understood that, even if I am an officer of Net Power, I will not have authority to give any such authorizations or waivers for Net Power under this Agreement. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
(c)    Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.
(d)    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns (and first-person singular terms (such as “I”, “me”, “my” and other similar terms) shall mean and include me, together with my successors and assigns), and will be for the benefit of Net Power.
(e)    Remedies. I acknowledge and agree that violation of this Agreement by me may cause Net Power irreparable harm, and therefore agree that Net Power will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security, in addition to and without prejudice to any other rights or remedies that Net Power may have for a breach of this Agreement.
(f)    Counterparts. This Agreement may be executed in two counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which together shall be deemed to be one and the same agreement.

In witness whereof, I have executed this Agreement as of the indicated date.
Employee
By: /s/ Lee Shuman
Name: Lee Shuman

Schedule 1 to Confidentiality and Invention Assignment Agreement
1.     Description of inventions created solely or jointly by me:
N/A
2.     Limited exclusion notification:
Pursuant to North Carolina General Statute section 66-57.1 Employee’s right to certain inventions:
Any provision in an employment agreement which provides that the service provider or employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the service provider or employee developed entirely on his own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the service provider or employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The service provider or employee shall bear the burden of proof in establishing that his invention qualifies under this section.

[Schedule 2 (Termination Certification) to the Employee Confidentiality and Invention Assignment Agreement has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.]